KNOW-HOW LICENSE AGREEMENT

This Know-how License Agreement (the "**Agreement**") is made as of February 02, 2016 (the "**Effective Date**"), between Fondazione Telethon, a non-profit organization headquartered at Via Varese No. 18b, Rome, Italy (the "**Licensor**") and Genenta Science S.r.l., an Italian corporation headquartered at via Olgettina No. 60, 20132, Milan, Italy, Fiscal Code 08738490963 (the "**Licensee**"). Licensor and Licensee shall be collectively referred to as the "**Parties**" and each severally as a "**Party**".

RECITALS

1. Licensee previously entered into a License Agreement with Ospedale San Raffaele S.r.l., an Italian corporation headquartered at via Olgettina No. 60, 20132, Milan, Italy, Fiscal Code 07636600962, ("**OSR**") in order to license certain intellectual property rights jointly owned by OSR and Licensor (the "**Existing License**").

2. Licensor possesses valuable additional know-how that is necessary or useful for the manufacture of Product (as defined below), and Licensee wishes to obtain a license to such know-how.

3. In consideration of the mutual promises contained in this Agreement, and intending to be legally bound, the Parties agree to the terms and conditions of this Agreement.

ARTICLE 1: DEFINITIONS

1.1. "**Affiliate**" shall mean any corporation in which a Party owns more than 50% of the stock entitled to vote for the election of directors. At such time as a corporation which was an Affiliate ceases being so owned, its status as an Affiliate and its entitlements under this Agreement shall thereupon prospectively cease.

1.2. "**Business Day**" shall mean any day, excluding Saturday, Sunday and any day which shall be in Milan, Italy a day on which banking institutions are not open for their business activity.

1.3. "**CMO**" shall refer to any third party designated to manufacture Product.

1.4. "**Control**" or "**Controlled**" shall mean the Licensor's possession of the ability to grant a license (in its quality as the owner) or sublicense (in its quality as licensee of third party's rights entitled to grant sublicenses consistent with this Agreement) of the rights related to the information reasonably necessary or useful to manufacture the Product without violating the terms of any agreement or arrangement with any third party.

1.5. "**Governmental Authority**" means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court, tribunal or other entity), including a regulatory authority.

1.6. "**Product**" shall mean any lentiviral vector regulated by miR126 and/or miR130 and/or other miRs with the same expression pattern as miR126 and miR130 in hematopoietic cells for the expression of any anticancer protein under the control of a Tie2 promoter or interferon under the control of any promoter other than Tie2 for any cancer indication.

1.7. "**Licensed Know-how**" shall mean any information Controlled by Licensor as of the Effective Date that is reasonably necessary or useful to manufacture Product, including the information described Exhibit A to this Agreement.

1.8. "**Territory**" shall mean worldwide.

ARTICLE 2: KNOW-HOW LICENSE

2.1 License Grant. Licensor hereby grants to Licensee a non-exclusive, perpetual, sublicensable (through multiple tiers), royalty-bearing, non-transferrable (except in connection with a permitted assignment of the Agreement in accordance with Section 8.9) license to use the Licensed Know-how to conduct research and to develop, make, have made, use, offer for sale, sell, import and/or export Product in the Territory.

2.2 Sublicense. Licensee shall inform Licensor in writing prior to executing any sublicense agreement, providing indication of the third party sublicensee and of the scope of the sublicense, it being understood that in no case the scope of the sublicense may exceed the scope of this license. This Section 2.2 shall not apply to sublicenses granted to providers engaged by Licensee for the purpose of providing services related to the research, development and/or commercialization of Product.

2.3 Know-How Delivery. Licensor shall use reasonable efforts to deliver to Licensee the Licensed Know-How as soon as reasonably practicable following the Effective Date or upon Licensee's reasonable request.

ARTICLE 3: CONFIDENTIALITY

3.1. Confidential Information. During the term of this Agreement, and for five (5) years following the expiration or termination of this Agreement each Party shall maintain in strict confidence all information of the other Party that is disclosed by the other Party and/or is identified as, or acknowledged to be, confidential at the time of disclosure (the "**Confidential Information**"), and shall not use, disclose or grant the use of the Confidential Information, except on a need-to-know basis to those directors, officers, Affiliates, employees, permitted licensees, permitted assignees and agents, consultants, clinical investigators or contractors, to the extent that such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each disclosee must be bound by obligations of confidentiality and non-use consistent and at least comparable to those set forth in this Article 3. Each Party shall notify the other Party promptly upon discovery of any unauthorized use or disclosure of the other Party's Confidential Information. Licensee recognizes that the value of the Licensed

Know-How depends on the secrecy of the same. It is therefore understood that the five year term provided under this Section 3.1 does not apply to the Licensed Know-How, which shall be protected in accordance with Articles 98 and 99 of the Legislative Decree 30/2005; Licensee shall maintain secrecy in relation to the Licensed Know-How until it becomes public knowledge.

3.2. Permitted disclosures.

3.2.1 The confidentiality obligations contained in Section 3.1 shall not apply to the extent that:

(a) any receiving Party (the "**Recipient**") is required: (i) to disclose information by law, regulation or order of a Governmental Authority, or (ii) to disclose information to any Governmental Authority for purposes of obtaining approval to test or market Product, provided in either case that the Recipient shall provide prior written notice thereof to the other Party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or

(b) the Recipient can demonstrate that: (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other Party hereunder; (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source not under a duty of confidentiality to the other Party; or (iv) the disclosed information was independently developed by the Recipient without use of the Confidential Information disclosed by the other Party.

3.3. Terms of this Agreement. Each Party agrees not to disclose any terms of this Agreement to any third party without the consent of the other Party, except as set forth in Section 3.2.

ARTICLE 4: REPRESENTATIONS AND WARRANTIES

4.1. Mutual Warranties. Each Party is duly authorized to enter into and fully perform this Agreement.

4.2. Additional Licensor's Warranties.

4.2.1 Licensor hereby represents and warrants that as of the Effective Date, Licensor has not received any claim from any third party contesting that the use of the Licensed Know How constitutes a breach of such third party's rights.

4.2.2 Licensor shall in no case be held liable towards Licensee in relation to any claim by any third party which may contest or claim the violation of any intellectual property rights deriving from the use by Licensee or any sublicensee of the Licensed Know How under this Agreement.

4.3. Disclaimer. Except as set expressly set forth in this Agreement, the Licensed Know-How is provided "As-Is", without any warranties of any kind.

ARTICLE 5: PAYMENTS

5.1. Royalty

5.1.1 Royalty Rate. As consideration of the right to use the Licensed Know-how granted in Section 2.1, Licensee shall pay to the Licensor a royalty equal to one percent (1%) of any actual payments (excluding for clarity any sales or value added taxes) to any CMO, executed either by Licensee or any sub-licensee, in consideration for the manufacturing of Product using the Licensed Know-How ("**Royalty**"). The Royalty shall be due in relation to actual payment to CMOs executed by Licensee during the eight (8) years from the Effective Date.

5.1.2 Royalty Payments. The Royalty shall be paid to Licensor within sixty (60) days after the end of each calendar quarter during the term of this Agreement (each a "**Royalty Quarter**"), following receipt of invoice from Licensor. Each such payment shall be accompanied by a written royalty report setting forth the amount of Product manufactured by CMOs on behalf of Licensee or any sublicensee, and the basis of calculation of the Royalty during the Royalty Quarter.

5.1.3 Royalty Audit. Upon the written request of Licensor (but not more than once every twelve (12) months), Licensee shall permit (and undertakes that any sublicensee shall permit) an independent certified public accountant designated by Licensor and reasonably acceptable to Licensee to have access during ordinary business hours to the relevant records of Licensee and of any sublicensee solely as necessary to determine the accuracy of the payment of the Royalty due to Licensor under Section 5.1.1. Such accountant shall not disclose to Licensor any information other than the amount of Royalty due to Licensor under Section 5.1.1. Findings on the accuracy or supposed inaccuracy of such payment shall be disclosed to Licensor by such accountant who shall, at the time of reporting his conclusions to Licensor, supply Licensee with a copy of such findings. If the audit shall determine a discrepancy of more than ten percent (10%) between the royalty reported and that actually due, then the reasonable expense of the audit shall be borne by the Licensee; otherwise, by Licensor.

ARTICLE 6: TERM AND TERMINATION

6.1. Term. This Agreement and the rights and licenses hereunder shall be effective beginning on the Effective Date and shall continue in effect until terminated as set forth in Section 6.2.

6.2. Termination. Either Party may terminate this Agreement upon written notice in the event that the other Party shall have materially breached this Agreement, and such breach is not cured within sixty (60) Business Days after receiving written notice of and providing reasonable details regarding such breach.

6.3. Effect of Termination. Upon termination of the Agreement under Section 6.2, Licensee shall return to Licensor all tangible embodiments of the Licensed Know-How in Licensee's possession and stop making any use of the Licensed Know-How other

than as provided in the following sentence under this Section 6.3. Notwithstanding the above, Licensee shall be permitted to use and/or commercialize any Product made utilizing the Licensed Know-How that was in inventory or in production on the date of such termination.

6.4. Survival. The following provisions shall survive the expiration or termination of this Agreement: Articles 3 and 4, Sections 6.3, 6.4 and Articles 7 and 8.

ARTICLE 7: DISPUTE RESOLUTION

7.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Italy, without regard to the conflicts of law principles thereof.

7.2. Arbitration. Any dispute, controversy or claim initiated by either Party arising out of or relating to this Agreement, its negotiations, execution or interpretation, or the performance by either Party of its obligations under this Agreement (other than (a) any dispute, controversy or claim regarding the validity, enforceability, claim construction or infringement of any patent rights, or defenses to any of the foregoing), shall be finally resolved through arbitration by a panel of 3 (three) arbitrators appointed under the Rules of the International Court of Arbitration of the International Chamber of Commerce (the "**Rules**"), which both Parties declare to know and accept. Each Party shall appoint one arbitrator and the two thus-appointed arbitrators shall appoint the third arbitrator, who shall act as chairman of the panel. In case of disagreement, the third arbitrator shall be appointed by the Chairman of the International Chamber of Commerce, in accordance with the provisions of the Rules. Where necessary the Chairman of the International Chamber of Commerce shall also appoint an arbitrator on behalf of the Party that has failed to appoint its arbitrator within the deadline set forth by the Rules. The seat of the arbitration shall be Milan, Italy. Any such arbitration shall be conducted in the Italian language, without prejudice to the Parties right to file documents in the English or other foreign language, along with the relevant certified translation into Italian English or to hear witness in languages other than Italian provided that a simultaneous translation is offered to the panel. Any award issued by the arbitration panel shall binding upon the Parties and the arbitration shall be "*rituale*" in its nature. The arbitration shall be conducted in accordance with the Rules and the Parties hereby declare that the Emergency Arbitrators Provisions shall not apply between them. The award rendered by the arbitrators may be challenged on the grounds of breach of rules of law (*impugnazione per violazione delle regole di diritto)* pursuant to Article 829 (*Casi di nullità*), third paragraph, of the Italian Code of Civil Procedure.

7.3. Residual Jurisdiction. Any other dispute which may not be submitted to the arbitration proceeding pursuant to Section 7.2 above, including those relating to injunctive reliefs and provisional and/or urgent measures and payment injunctions (*decreto ingiuntivo*) shall be devoted to the exclusive jurisdiction and venue of Tribunal of Milan.

ARTICLE 8: MISCELANEOUS

8.1. Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other Party shall be in writing, delivered by any lawful means to such other Party at its address indicated below (where the Party hereby elect domicile for the purposes of servicing legal pleadings or arbitration requests), or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

(a) If to Licensor, to:

Lucia Faccio

LFaccio@Telethon.it

(b) If to Licensee, to:

Pierluigi Paracchi

pierluigi.paracchi@genenta.com

If personally delivered, such communication shall be deemed delivered upon actual receipt by the "attention" addressee or a person authorized to accept for such addressee; if transmitted by facsimile pursuant to this Section, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this Section, such communication shall be deemed delivered upon receipt by the "attention" addressee or a person authorized to accept for such addressee; and if sent by mail pursuant to this Section, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Either Party may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section 8.1

8.2. Severability. Each provision contained in this Agreement is declared to constitute a separate and distinct covenant and provision and to be severable from all other separate, distinct covenants and provisions. It is agreed that should any clause, condition or term, or any part thereof, contained in this Agreement be unenforceable or prohibited by law or by any present or future legislation then such clause, condition, term or part thereof, shall be amended, and is hereby amended, so as to be in compliance with the said legislation or law but, if such clause, condition or term, or part thereof, cannot be amended so as to be in compliance with the said legislation or law, then such clause, condition, term or part thereof is severed from this Agreement and all the rest of the clauses, terms and conditions or parts thereof contained in this Agreement shall remain unimpaired.

8.3. No Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.

8.4. Waiver. No waiver of a breach of any provision of this Agreement shall be deemed to be, or shall constitute, a waiver of a breach of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver of such breach unless otherwise expressly provided in such waiver.

8.5. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

8.6. Counterparts/Facsimiles. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original. Facsimile signatures shall be deemed original.

8.7. Recitals. The recitals to this Agreement are true and correct and are made a part of this Agreement.

8.8. Entire Agreement. This Agreement sets forth the complete agreement of the Parties concerning the subject matter hereof. No claimed oral agreement in respect thereto shall be considered as any part hereof. No waiver of or change in any of the terms hereof subsequent to the execution hereof claimed to have been made by any representative of either Party shall have any force or effect unless in writing, signed by duly authorized representatives of the Parties.

8.9. Assignment. This Agreement is not assignable by either Party without the prior written consent of the other Party (not to be unreasonably withheld or delayed), except that either Party may assign this Agreement without the consent of the other to any Affiliate, or to any successor (whether by merger, reorganization or sale of equity securities) of, or purchaser of a substantial part of, the assets of its business to which this Agreement pertains. This Agreement shall be binding upon and inure to the benefit of any successor or assignee of either Party.

8.10. NO CONSEQUENTIAL DAMAGES. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

In witness whereof, the Parties have executed this Agreement effective as of the Effective Date.

Fondazione Telethon

By: ____________________

Name: Francesca Pasinelli

Title: General Director

Genenta Science S.r.l.

By: ____________________

Name: Pierluigi Paracchi

Title: Chairman & CEO

Exhibit A

Licensed Know-How

A set of methods and processes for lentiviral based gene therapy, as described in more detail in separate documentation that will be provided by Telethon to Genenta by March 18, 2016. Such documentation is hereby incorporated by reference into the Know-How License Agreement.